EXHIBIT 99.1

Cardtronics Files Annual Report on Form 10-K for Fiscal 2006

HOUSTON , April 2, 2007 (PRIME NEWSWIRE) -- Cardtronics, Inc. ("Cardtronics" or the "Company"), the world's largest non-bank owner/operator of ATMs, announced today that it had filed its Annual Report on Form 10-K ("Form 10-K" or the "Report") with the Securities and Exchange Commission ("SEC"). The Report is available on the Company's website at www.cardtronics.com.

Additionally, the Company announced that, following the issuance of its unaudited fourth quarter 2006 results on March 8, 2007, and in conjunction with the preparation of its consolidated financial statements for the year ended December 31, 2006, the Company performed additional analysis of its consolidated income tax provision and associated balance sheet accounts. This analysis resulted in a $0.2 million increase in the Company's deferred income tax provision for the fourth quarter of 2006, as well as certain reclassifications between the Company's current and non-current deferred tax assets and liabilities. The adjustment to the Company's income tax provision did not impact the Company's fourth quarter or full year revenues, operating expenses, operating income, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), or cash flows from operations. However, the Company's fourth quarter net income and full year net loss amounts were impacted, as reflected in the table below:

                           March 8, 2007           April 2, 2007
                           Press Release          Form 10-K Filing
                       ---------------------   ---------------------
                          4th        Full         4th        Full
                        Quarter      Year       Quarter      Year
                         2006        2006         2006       2006
                       ---------   ---------   ---------   ---------
                           (in thousands)          (in thousands)

 Pre-tax income (loss) $   3,880   $     (19)  $   3,880   $     (19)
 Income tax provision      1,525         308       1,729         512
                       ---------   ---------   ---------   ---------

 Net income (loss)     $   2,355   $    (327)  $   2,151   $    (531)
                       =========   =========   =========   =========

The aforementioned increase in deferred income tax expense has been reflected in the financial statements included in the Company's Form 10-K for the year ended December 31, 2006, as filed with the SEC.

NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. Adjusted EBITDA, as referenced herein, is calculated in the manner similar to that in the Company's bank credit facility and, as such, is not comparable to other similarly titled captions of other companies. The Company believes that referencing Adjusted EBITDA will be helpful to its investors, as it believes such measure is used by the lenders under the Company's bank credit facility in their evaluation of the Company.

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank owner/operator of ATMs with more than 25,000 locations. We operate in every major U.S. market, at over 1,375 locations throughout the UK, and at 350 locations in Mexico. Major merchant-clients include A&P(r), Albertson's(r), Barnes & Noble(r) College Bookstores, BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, ExxonMobil(r), Duane Reade(r), Hess Corporation(r), Rite Aid(r), Sunoco(r), Target(r), and Walgreens(r). Cardtronics also works closely with financial institutions across the U.S., including Chase(r), HSBC(r), Sovereign Bank(r), Wachovia(r), and Washington Mutual(r), to brand ATMs in these major merchants and provide convenient access for their customers and the ability to preserve and expand their markets. For more information about Cardtronics, please visit http://www.cardtronics.com/.

The Cardtronics logo is available at http://www.primezone.com/newsroom/prs/?pkgid=99

CONTACT:  Cardtronics, Inc.
          J. Chris Brewster, Chief Financial Officer
            281-892-0128
            cbrewster@cardtronics.com
          Tres Thompson, Chief Accounting Officer
            281-892-0137
            tthompson@cardtronics.com